GeNOsys Chairman of the Board and Medical Director Present to New York Investor Funds

PROVO, Utah--Thursday, July 31, 2008 (BUSINESS WIRE)--GeNOsys (generated nitric oxide systems) Inc. (OTCBB: GNYS), a medical research and development company specializing in pharmaceutical, biotechnical and medical gas generating systems, announces the Company’s Chairman of the Board, Mr. Clark Mower and Medical Director, Steven Minton, M.D. presented to a group of investment fund managers and investor relations firms in New York City on Wednesday, July 30 and Thursday, July 31.  Company management presented information related to GeNOsys’ successful research and development of its patented and patent pending generated Nitric Oxide technologies.

Clark M. Mower, Chairman of the Board of GeNOsys, said “We are extremely excited to avail ourselves for one on one meetings with fund managers and investor relation firms that have expressed an interest in our technologies and to better understand where we are heading in the commercializing of cost effective generated Nitric Oxide.  Combined with solid technologies and a strong public presence, we look forward to continuing to build shareholder value.”

GeNOsys Inc. (generated nitric oxide systems) is a medical research and development company specializing in pharmaceutical, biotechnical and medical gas generating systems. Nitric oxide gas is one of the medical gases that will be generated along with various combinations of beneficial medical gases suitable for the control of human disease. GeNOsys management believes it can reduce regulatory time through the use of strategic partners. Distribution will be accelerated through the use of already existing distribution networks that currently sell related respiratory products. For further information, see the Company’s Website at: www.genosysusa.com.

This press release may contain forward-looking statements including the Company’s beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, changes in anticipated earnings of the company and other factors detailed in the company’s filings with the SEC. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact:
GeNOsys Inc.,
Michael Dancy, 801-746-3570
medancy@allwest.net
Source: GeNOsys, Inc.